As filed with the Securities and Exchange Commission on July 25, 2022

Registration No. 333-248409

Registration No. 333-229743

Registration No. 333-210467

Registration No. 333-186466

Registration No. 333-156448

Registration No. 33-99560

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-3 Registration Statement No. 333-248409

Form S-3 Registration Statement No. 333-229743

Form S-3 Registration Statement No. 333-210467

Form S-3 Registration Statement No. 333-186466

Form S-3 Registration Statement No. 333-156448

Form S-3 Registration Statement No. 33-99560

UNDER

THE SECURITIES ACT OF 1933

CORNERSTONE BUILDING BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0127701 (IRS Employer Identification No.)

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

(866) 419-0042

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alena S. Brenner

Executive Vice President, General Counsel and Corporate Secretary

5020 Weston Parkway, Suite 400

Cary, North Carolina 27513

Telephone: (866) 419-0042

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kirkland & Ellis LLP	Kirkland & Ellis LLP
601 Lexington Avenue	300 N. LaSalle Street
New York, New York 10022	Chicago, Illinois 10004
(212) 446-4800	(312) 862-2000
Attn: Daniel Wolf, P.C., David Klein, P.C. & Lukas Richards	Attn: Richard Campbell, P.C. & Kevin Mausart, P.C.

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Cornerstone Building Brands, Inc., a Delaware corporation (the “Registrant”), and are being filed to withdraw and remove from registration the securities of the Registrant that had been registered but not issued under the Registration Statements:

1.	Registration Statement on Form S-3 (File No. 333-248409), originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 25, 2020, registering 39,128,929 shares of the Registrant’s common stock, par value $0.01 per share, at a proposed maximum offering price per share of $8.58;

2.	Registration Statement on Form S-3 (File No. 333-229743), originally filed with the SEC on February 20, 2019, registering 16,739,403 shares of the Registrant’s common stock, par value $0.01 per share, at a proposed maximum offering price per share of $7.77;

3.	Registration Statement on Form S-3 (File No. 333-210467), originally filed with the SEC on March 30, 2016, registering 43,211,817 shares of the Registrant’s common stock, par value $0.01 per share, at a proposed maximum offering price per share of $13.22;

4.	Registration Statement on Form S-3 (File No. 333-186466), originally filed with the SEC on February 5, 2013, as amended by Amendment No. 1, filed on February 27, 2013, and Amendment No. 2, filed on March 27, 2013, registering 54,136,818 shares of the Registrant’s common stock, par value $0.01 per share, at a proposed maximum offering price per share of $15.45;

5.	Registration Statement on Form S-3 (File No. 333-156448), originally filed with the SEC on December 24, 2008, registering an indeterminate number or amount of debt securities, the Registrant’s common stock, par value $0.01 per share, the Registrant’s preferred stock, par value $1.00 per share, and the Registrant’s warrants, at a proposed maximum aggregate offering price of $200,000,000; and

6.	Registration Statement on Form S-3 (File No. 33-99560), as amended, originally filed with the SEC on November 17, 1995.

On July 25, 2022, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of March 5, 2022 (as amended or otherwise modified from time to time, the “Merger Agreement”), by and among Camelot Return Intermediate Holdings, LLC (“Parent”), Camelot Return Merger Sub, Inc. (“Merger Sub”) and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina, on July 25, 2022.

CORNERSTONE BUILDING BRANDS, INC.

By:	/s/ Alena S. Brenner
	Name:	Alena S. Brenner
	Title:	Executive Vice President, General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.